Sundance Strategies, Inc. Completes $15 Million Equity Financing

-- Proceeds to be Used to Increase Portfolio Value of Policies Currently Owned and Bring Current Portfolio Value of Sundance Net Insurance Benefits to over $500 Million --

PROVO, Utah, November 12, 2013 -- Sundance Strategies Inc. (OTC BB: SUND), an innovative company engaged in acquiring life settlements and related insurance contracts, policies and obligations, today announced that it has closed a $15 million private offering of its common stock, and will be using the proceeds to apply its proprietary “Sundance NIB Structure” to finance and re-insure portions of its existing portfolio of Net Insurance Benefits or NIBs, in life insurance policies, thus creating a unique, secure and liquid asset.

Sundance currently holds approximately $129 million in Net Insurance Benefits from its first acquisition  in March, 2013, and is holding approximately $400 million of additional policy maturity benefits in portfolios from its second acquisition in June, 2013.  These newly acquired assets are in the process of being converted through Sundance’s proprietary process into Qualified NIBs and should bring the total to more than $500 million in NIBs owned.  This amount does not take into account all premiums payable under the policies, along with other costs and expenses, including and any repayments under the applicable mortality protection insurance on policies.

Randy Pearson, President of Sundance Strategies, commented, "We continue to execute on our strategy to assemble large portfolios of the highest-quality policies in the industry at favorable pricing. By structuring these policies using our unique and innovative strategy, we ensure Sundance will receive predictable cash flows regardless of when the policies mature. As a result, we believe we will receive the Net Insurance Benefit, or NIB, significantly reducing the risk associated with the unknown maturity date of a policy.  It is our plan to continue to consistently add additional amounts to our portfolio, as we execute on our strategy."

The $15 million private offering was completed internally, primarily through friends and family members, which was comprised of the sale of 3,018,500 shares at $5.00 per share, for aggregate gross proceeds of $15,092,500.

Disclaimer

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  In some cases, you can identify forward-looking statements by the following words: “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would,” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. Forward-looking statements are not a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that may cause our results, levels of activity, performance or achievements to be materially different from the information expressed or implied by the forward-looking statements in this press release.  This press release should be considered in light of all filings of the Company that are contained in the Edgar Archives of the Securities and Exchange Commission at www.sec.gov.

Cameron Donahue, Hayden IR

(651) 653-1854

cameron@haydenir.com

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